Exhibit 99

NEWS RELEASE

TO BUSINESS EDITOR

DIMECO, INC. ANNOUNCES 2010 FIRST QUARTER EARNINGS

Dimeco, Inc. (Nasdaq DIMC), parent company of The Dime Bank, continued to grow with total assets of $553,246,000 at March 31, 2010, an increase of $81,081,000 or 17.2% from one year earlier. This growth was attained mainly from an increase of $79,094,000 or 20.9% in total deposits, which ended the period with a balance of $457,362,000.

The Company reported 2010 first quarter earnings of $1,102,000, which equated to earnings per share of $.70. The most significant contributor to earnings was net interest income of $3,967,000, a slight decline from the previous year, while noninterest income of $961,000 was 6.9% greater than a year earlier. Total noninterest expense increased $149,000 or 4.9% as a result of a combination of items including hiring new staff to handle the growth of the Company, along with an increase in FDIC insurance premiums and costs associated with outsourcing data processing. Return on average stockholders’ equity was 9.21% and the return on average assets was .82% for the first quarter of 2010. In March 2010, the Board of Directors declared a cash dividend of $.36 per share which produced a dividend yield of 4.19%.

Ratios representing asset quality improved with the allowance for loan loss equal to 1.59% of total loans at March 31, 2010. At this level, the allowance was 84.0% of nonaccrual loan. Net charge-offs to average loans remained low at .01% for the first quarter of 2010, a decline of 50% from one year earlier.

Gary C. Beilman, president and chief executive officer of The Dime Bank, commented, “It is with pleasure that I share this report. Net income increased during the first quarter compared to that of the same period last year due to cost containment efforts and due diligence in product pricing. In addition, we continue to pay close attention to asset quality during these challenging economic times. It is with great satisfaction that I note that non-performing loans have been drastically reduced with net charge-offs remaining extremely low. Efforts to improve loan quality include heightened levels of activity in all aspects of lending origination, administration and collection. Stockholders’ equity is up almost 8% and our market value has grown by 5%.”

Beilman continued, “We can only think that the haven we offer as a community bank, together with our attention to quality service, are serving us well during these historic times. Although the remaining severity of the recession is unknown, we believe that we are currently well positioned and that we stand ready for all that is yet to come. We thank our customers, staff, community and shareholders for their continued investment and loyalty.”

The Dime Bank, a wholly owned subsidiary of Dimeco, Inc., serves Wayne County and Pike County in Pennsylvania and Sullivan County in New York. The Bank offers a full array of financial services ranging from traditional products to electronic banking and trust and investment services. For more information on The Dime Bank, visit www.thedimebank.com.

Source: Dimeco, Inc. April 20, 2010/ Contact: Deborah L. Unflat

DIMECO, INC.

CONSOLIDATED STATEMENT OF INCOME (unaudited)

(in thousands, except per share)	For the three months ended March 31,
	2010	2009
Interest Income
Interest and fees on loans	$5,481	$5,579
Investment securities:
Taxable	296	371
Exempt from federal income tax	256	215
Other	12	1

Total interest income	6,045	6,166

Interest Expense
Deposits	1,796	1,930
Short-term borrowings	25	57
Other borrowed funds	257	198

Total interest expense	2,078	2,185

Net Interest Income	3,967	3,981

Provision for loan losses	250	368

Net Interest Income After Provision for Loan Losses	3,717	3,613

Noninterest Income
Service charges on deposit accounts	343	371
Mortgage loans held for sale gains, net	50	154
Investment securities losses	—	(27)
Brokerage commissions	138	69
Earnings on bank-owned life insurance	106	99
Other income	324	233

Total noninterest income	961	899

Noninterest Expense
Salaries and employee benefits	1,674	1,592
Occupancy expense, net	305	306
Furniture and equipment expense	118	158
Professional fees	152	143
Data processing expense	187	116
FDIC insurance	177	136
Other expense	587	600

Total noninterest expense	3,200	3,051

Income before income taxes	1,478	1,461
Income taxes	376	384

NET INCOME	$1,102	$1,077

Earnings per Share - basic	$0.70	$0.69

Earnings per Share - diluted	$0.70	$0.68

Average shares outstanding - basic	1,575,103	1,558,570
Average shares outstanding - diluted	1,575,150	1,579,418

DIMECO, INC.

CONSOLIDATED BALANCE SHEET (UNAUDITED)

(in thousands)
March 31,	2010	2009
Assets
Cash and due from banks	$4,839	$5,575
Interest-bearing deposits in other banks	14,635	349
Federal funds sold	3,000	—

Total cash and cash equivalents	22,474	5,924

Mortgage loans held for sale	—	1,545
Investment securities available for sale	95,369	51,598

Loans (net of unearned income of $74 and $222)	407,670	387,317
Less allowance for loan losses	6,467	5,719

Net loans	401,203	381,598

Premises and equipment	10,781	11,287
Accrued interest receivable	1,806	1,732
Bank-owned life insurance	9,267	8,899
Other real estate owned	1,073	1,955
Prepaid FDIC insurance	2,144	—
Other assets	9,129	7,627

TOTAL ASSETS	$553,246	$472,165

Liabilities
Deposits :
Noninterest-bearing	43,458	38,657
Interest-bearing	413,904	339,611

Total deposits	457,362	378,268

Short-term borrowings	17,584	21,910
Other borrowed funds	21,947	22,881
Accrued interest payable	1,031	1,188
Other liabilities	6,910	3,058

TOTAL LIABILITIES	504,834	427,305

Stockholders’ Equity
Common stock, $.50 par value; 5,000,000 shares authorized;
1,650,868 and 1,612,128 shares issued	825	806
Capital surplus	6,134	5,520
Retained earnings	42,845	40,676
Accumulated other comprehensive income (loss)	675	(75)
Treasury stock, at cost (54,100 shares)	(2,067)	(2,067)

TOTAL STOCKHOLDERS’ EQUITY	48,412	44,860

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$553,246	$472,165

This statement has not been reviewed or confirmed for accuracy or relevance by the FDIC.

DIMECO, INC.
CONSOLIDATED FINANCIAL HIGHLIGHTS	(unaudited	)

(amounts in thousands, except per share)	2010		2009		% Increase (decrease)
Performance for the three months ended March 31,
Interest income	$6,045		$6,166		-2.0%
Interest expense	$2,078		$2,185		-4.9%
Net interest income	$3,967		$3,981		-0.4%
Net income	$1,102		$1,077		2.3%

Shareholders’ Value (per share)
Net income - basic	$0.70		$0.69		1.5%
Net income - diluted	$0.70		$0.68		2.9%
Dividends	$0.36		$0.36		—
Book value	$30.32		$28.79		5.3%
Market value	$34.40		$32.75		5.0%
Market value/book value ratio	113.5%		113.8%		-0.3%
* Price/earnings multiple	12.3	X	11.9	X	3.4%
* Dividend yield	4.19%		4.40%		-4.8%

Financial Ratios
* Return on average assets	0.82%		0.92%		-10.9%
* Return on average equity	9.21%		9.36%		-1.6%
Shareholders’ equity/asset ratio	8.75%		9.50%		-7.9%
Dividend payout ratio	51.43%		52.17%		-1.4%
Nonperforming assets/total assets	1.82%		2.54%		-28.4%
Allowance for loan loss as a % of loans	1.59%		1.48%		7.4%
Net charge-offs/average loans	0.01%		0.02%		-50.0%
Allowance for loan loss/nonaccrual loans	84.0%		71.6%		17.3%
Allowance for loan loss/non-performing loans	72.3%		57.4%		26.0%

Financial Position at March 31,
Assets	$553,246		$472,165		17.2%
Loans	$407,670		$387,317		5.3%
Deposits	$457,362		$378,268		20.9%
Stockholders’ equity	$48,412		$44,860		7.9%

*	annualized

April 2010

Dear Shareholder:

It is with pleasure that I make the first quarterly report of 2010 for Dimeco, Inc. This report contains several pieces of good information. To begin, net income has increased during the first quarter compared to that of the same period last year. Although national interest rates remain unchanged, our cost containment efforts and due diligence in pricing on both sides of the balance sheet have produced a 2.3% increase in net revenue.

In addition to monitoring costs and spread, as I have mentioned in previous quarterly reports, we have continued to pay close attention to asset quality during these challenging economic times. These efforts include heightened levels of activity in all aspects of lending origination, administration, and collection. It is with great satisfaction that I note that non-performing loans have been drastically reduced, net charge-offs remain extremely low, and our allowance for loan loss is at a very healthy level of 1.59%. Although the remaining severity of this recession is unknown, we believe that we are currently well positioned.

A solid report is also evident from the shareholder perspective. Stockholders’ equity is up almost 8%, market value has grown by 5%, and the dividend yield is over 4%. All of this speaks well of the enhancement of your investment.

A positive trend comes by way of the growth that we continue to experience. Compared to this time last year, loans have increased by 5%, deposits are up almost 21%, and total assets have expanded by 17%. We can only think that the haven we offer as a community bank, together with our attention to quality service, are serving us well during these historic times.

We are hopeful that the preliminary signs of an economic recovery are a boding of more robust times, locally and nationally. For all that is to come, we stand ready. We thank you for your investment and we welcome your questions and comments. Additionally, we look forward to your referrals for stock ownership as well as banking, trust, and investment business.

Sincerely,

Gary C. Beilman

President and Chief Executive Officer